Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Aug. 07. 2008 / 5:00PM ET

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Brett Ellis
 FairPoint Communications, Inc. - IR - Media Contact

 Gene Johnson
 FairPoint Communications, Inc. - Chairman and CEO

 Peter Nixon
 FairPoint Communications, Inc. - President

 John Crowley
 FairPoint Communications, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Ana Goshko
 Banc of America Securities - Analyst

 Jason Armstrong
 Goldman Sachs - Analyst

 David Barden
 Banc of America Securities - Analyst

 Fla Lewis
 Weybosset Research & Management - Analyst

 Hale Holden
 Barclays Capital - Analyst

 David Sharret
 Lehman Brothers - Analyst

 Tom Seitz
 Lehman Brothers - Analyst

 PRESENTATION

Operator

 Good afternoon. My name is Jeremy and I will be your conference operator today. At this time, I would like to welcome everyone to the FairPoint Communications second quarter 2008 conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session.

(Operator Instructions).

Mr. Ellis, you may begin your conference.

 Brett Ellis - FairPoint Communications, Inc. - IR - Media Contact

 Thank you. Good morning, everyone, and thank you for joining the FairPoint second quarter earnings conference call.

Participating on today's call are Gene Johnson, our Chief Executive Officer; Peter Nixon, our President; and John Crowley, our Chief Financial Officer.

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

Before we begin I would like to remind you that certain statements made during this conference call, which are not based on historical fact, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements.

Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including without limitation, the risks described in FairPoint's most recent annual report on Form 10-K on file with the Securities and Exchange Commission.

All information is current as of the date of this today's call and FairPoint undertakes no duty to update this information. In addition FairPoint's results for the quarter ended -- quarter and year ended June 30, 2008, are subject to the completion and filing with the Securities and Exchange Commission of its annual -- its quarterly report on Form 10-Q for such period.

Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Thank you, Brett. Good evening, everyone, afternoon, whatever it is this time of day. Thanks for joining us. We will try to get right into this.

Joining me on the call will be Peter Nixon, our President, who is in Portland, Maine; and John Crowley, our CFO. Also in the room and available for Q&A are Lisa Hood, our soon to be Acting CFO once John departs next week. And I'll talk a little bit more about that in a few minutes.

First of all, I'm going to provide a brief overview of the operation results and give you a sense of my view of where we are on the integration and the cutover. Peter then will give you some much more in-depth comments on the process on the cutover. And then John of course will review the financial results and operational results for the quarter.

So let's begin by talking about the integration.

As Peter is going to detail and as Liberty Consulting Group has written in their monthly reports, we continue to make a lot of progress on the testing front. We expect our next report which is really due in the next few days is going to show very, very significant progress from their July report. We are very pleased with that.

This progress really is a testament to the hard work of a lot of people not just at FairPoint, but all of our partners [at] various vendors as well as Capgemini and Verizon. A lot of people have worked very hard to get us where we are right now.

We know that an awful lot of work still needs to be done in order for us to cutover at the end of November but we are all very, very focused on that goal and I'm confident that we will make that date. Or at least I'm very optimistic we are going to make that date right now. There's a lot of work to do and we are going to talk about some of that.

In the July Liberty report and in some of their prior reports, one of the outstanding areas that they addressed were the staffing and training aspects of the integration, and the business methods and processes. As Peter will detail we have made tremendous progress on -- in that entire area in the last couple of weeks. We have begun the training and continue with the hiring.

We have aggressively now begun the hiring process on target in July as we'd expected. I'm sure you've read some of the press stories discussing our job fairs. We've been getting a very large number of candidates. In fact, greater numbers than we anticipated and with very high-quality kind of pool of talent. So we are very pleased with that.

We think that once you see the report from Liberty, you'll -- that that report will speak for itself and show you the great progress we have made in just the last few weeks literally.

Relating to our financial and operational results for the quarter, we continue to feel the impact of a slowing economy, but not to the extent that most people have predicted. Much of the slowdown that we are feeling relates to the tail end of the recent cable VoIP introductions and, literally, our inability to affect price changes and new product introductions and bundling in the acquired territories until we cut over later this year.

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

But we do believe that we have the necessary plans in place to improve the revenue opportunities in northern New England as soon as the cutover is completed.

Discussing revenue opportunities, in our existing systems, we are implementing a number of initiatives aimed at stemming the tide of access line losses and improving the uptake of our High Speed Data offerings. Win-back programs are being put into place that we think will attract customers for the long-term not just until the promotional offering expires or something better comes along from a competitor.

We are really taking a page out of cable's playbook and identifying ways to increase multiple product uptake and increase the stickiness of our product bundles. We will discuss this more in the coming quarters, but for competitive reasons we are not going to get into much detail on it, particularly right now as we are very close to rolling some of those out.

We are making progress on the business sales front as we begin to see the early results of our efforts with business customers. In fact I am very pleased with that. Customers seem to be extremely pleased to see FairPoint returning to a local account team service strategy instead of the strategy I think we talked about many times. Verizon had a model that only a few very large accounts received any kind of personal attention.

We think this is going to really pay off for us in the future. Anecdotally I can tell you that we are winning far more of these accounts than we are losing in competitive situations. The numbers are very, very high, in excess of 80%, that we are actually winning. We think that's tremendous and says a lot about what is going to happen in the future as we continue this process.

We've also seen a real increase in special access revenues which are driven by business customers in the last quarter. So we think that that is another indicator of the great success we are having with our business sales.

During the quarter, High Speed Data subscriber growth at Legacy FairPoint increased to slightly over 73,000 customers. High Speed Data penetration increased of 31.7%, up from 26.3% a year ago at June 30, '07, an increase of 20% year-over-year; actually slightly more than 20% year-over-year. We think that that is terrific given the fact that we already were doing a great job with High Speed Data.

So Company High Speed Data penetration increased to 19.3% at June 30 compared with 16.5% at June 30 of '07. We think that the success of a minimum that we have established at Legacy FairPoint will really serve as the building blocks for the northern New England properties.

You probably remember that Legacy FairPoint has a substantially greater percentage of its homes that are passed, that are capable of receiving High Speed Data products. And as we continue to build out the network in New England that process is going quite well. We are very pleased with where we are in that process right now. We are absolutely on target right where we expected to be.

We think that will allow us to replicate the strategy that we've done across FairPoint in New England. And we will see the initial results of the results -- of that strategy later this year in coming quarters.

Now I'll turn the call over to Peter who will give you a little more flavor and some more detail on the cutover. So Peter -- Peter is, by the way, is in -- as I said earlier, up in Portland, Maine.

 Peter Nixon - FairPoint Communications, Inc. - President

 Thanks, Gene, and good afternoon. My focus today is going to be on the pending cutover from the Verizon systems to our own. We continue to target the end of November cutover. We are taking the steps necessary to meet that goal.

In order for us to achieve a November cutover, we will of course need to demonstrate cutover readiness in September. With that in mind I am going to provide you with some of the updates on our testing progress. We believe this data will be consistent with the August Liberty report which we expect will be made publicly available next week.

I want to stress that we have not yet seen the report ourselves. However, this is our current view of where we are -- excuse me, in the process. As to the results themselves, our system testing, 100% of the test cases have been executed and approximately 92% have passed. We may find however that some additional tests are recorded as results of other ongoing testing.

There are no open Severity 1 defects while there are nine open Severity 2 defects. Essentially what this means is that the system testing is on track and it will continue testing.

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

User Acceptance Testing, or UAT, is still in progress, with approximately 80% of the total test cases executed and approximately 64% passed. This is compared to the July Liberty report which show that 47% of the tests have been executed. You still have a lot of progress to make in this area, but we are pushing very hard over the next two weeks to bring these numbers up to an acceptance level.

In CLEC testing, 100% of the Phase 2A were the internal GUI testing, test cases have been executed and approximately 94% have passed. Based on input and feedback from the CLEC community, we have added 14 test cases and these CLEC test cases will be completed by FairPoint and capture line testing this week and turned over to the CLEC community by the end of next week for their testing.

There are no Severity 1 defects while there are two Severity 2 defects open. This compares to 45 Severity 1 defects and 2 defects -- Severity 1 and 2 defects as of July 8th Liberty Consulting report.

We've made significant progress in this area. And we will continue to work through all of the open issues over the coming weeks.

For performance testing, 100% of the test cases have been executed with two open Severity 2 defects. We are -- as you progress through UAT and CLEC testing, performance levels will continue to improve.

In the daily conversion we just completed the ninth mock daily conversion of the 10 planned. Additionally we are planning to receive an additional data extract from Verizon in September to improve the accuracy of converted data cutover.

This additional extract is in addition to the two that we have already received. In Business Processes, the Company has made significant progress in this area as Gene mentioned earlier with all of the 673 processes identified to date either [forwarded] for peer review, awaiting VIP approval or approved by FairPoint VP.

We are beginning a process on August 11, next week, which will allow us to simulate the business activity in order to assure that systems and processes will support the operations of the business.

The Maine 911 Cutover Plan has been submitted to the Maine Emergency Service Communication Bureau to consult as well as to Liberty. The Company met with these parties on August 5th to review the plan and now we need to execute on that plan.

Staffing of the -- mentioned next is staffing of the positions designated as key positions, the Company has hired 86 of the total 230 positions. Of the remaining positions, the Company has filled 416 of the 820 needed. As Gene mentioned a few moments ago, throughout June and July we hosted various career fairs and focused heavily on hiring new employees and continue to make progress in filling the open positions.

The Company and -- training -- The Company continues to update its training plans, expects to complete the training on time for the expected November cutover.

In summary, we have made good progress in Liberty's July report and we recognize we have a lot of work ahead of us to demonstrate cutover readiness in September. In particular, we must and will demonstrate improvement in the areas of User Acceptance Testing and CLEC testing and know that we must execute on our cutover plan.

We are making progress every day towards our goal of achieving cutover readiness in September and the cutover at the end of November.

I'll now turn the call over to John to review our financial results for the quarter.

 John Crowley - FairPoint Communications, Inc. - CFO

 Thanks, Peter, and hello, everyone. I'm going to give most of the focus today to the second quarter alone. This reflects for the first time the consolidated FairPoint results after the acquisition of the FairPoint Legacy business.

You will remember that for accounting purposes, northern New England acquired FairPoint.

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

At the back of the earnings press release, you will see pro forma Q207 for comparison and also a reconciliation of Covenant Adjusted EBITDA. Then again with the prior year comparison. We are not going to go into a lot of detail on the first half as there were so many living parts both last year and this year.

For the quarter, revenues were $344.7 million and income from operations was $38.8 million after $69.7 million in depreciation and amortization after $49 million in TSA charges and after $10 million in one time expenses. I will walk you through the strong results for Covenant Adjusted EBITDA in a minute.

Revenue was down 5.9% compared to the pro forma second quarter of 2007. However part of that decline was due to a change in accounting methodology and I will give you some color around post-merger revenue trends in a second.

Operating costs excluding Legacy FairPoint were flat, even after recording $49 million in TSA fees and $10 million of one time expenses related to the merger and the operational support systems development. Net income for the quarter was $23 million or $0.26 a share, but recognize that all of that net income is explained by short-term gains on interest rates loss.

The access line environment got worse in the quarter with voice access lines down 10.4% on a year-on-year basis and HSD accounts also declined. You will see in the release that we had good HSD growth in Legacy offset by declines in northern New England. Both access lines and HSD were hurt primarily by competition.

As we've said before, during the TSA, we don't get a lot of analytical data on northern New England although this quarter there was much more information than last quarter. But the Legacy operation provides the useful database from which we can make some extrapolations.

For example, in most of Legacy the access line decline rate is about 5 to 5.25% year-over-year, and the overall result is influenced by just four markets where the cable triple play has been recently introduced. That brings the overall line loss in Legacy to 6.4%.

In the one Legacy market where cable VoIP was first introduced, the line losses have continued to improve -- kind of a classic pattern, what I call the VoIP tail. In northern New England we can again say there was no degradation from non-pay disconnects. Further, we know that about half of the net access line losses are to cable TV.

Now, I've looked at the trend within the trend in northern New England, and HSD gross disconnects have been running at a pretty consistent number. However, gross sales have been growing nicely since we took over. And if that pattern holds, and it did in July, then those two trends should cross pretty soon allowing for net gains in High Speed Data accounts again.

The competitive landscape has not really changed in northern New England just purely in terms of the numbers. So for example, cable availability is still 70% of our footprint. 50% of our footprint has cable modems available and about 45% of our base has cable VoIP available. Those are all northern New England numbers.

There are a few remaining markets due to get cable VoIP in northern New England this year, and one that we know of in Legacy. By year end, it looks like cable VoIP availability will be 50% in northern New England and 30% in Legacy.

Now on our side, setting aside the competition for a moment, we are still hamstrung not only by Verizon's products and pricing, but also by their fulfillment and provisioning processes until November.

In northern New England our marketing in the second quarter was principally brand establishment and awareness. So our new promotions mostly began in July, with some in August.

Finally, we did not turn on hardly any new broadband availability in the second quarter, what I have called in the past the virgin territories. Though we do expect to add about 30,000 additional High Speed Data availability passings by year-end 2008.

Now, let me talk about revenue trends. On the face of it, revenue was down year-on-year by 5.9%. But some part of that is attributable to the change in methodology from allocated revenues in the non-reg business under Verizon to specific revenues tied to billing systems under FairPoint.

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

We have no way to quantify that change, relative to first quarter, because they are Verizon systems. But I will say that the intra-quarter revenue trend was slower than 6%. I won't put a number on it because the month-to-month shifts and billing cycles can mask or cloud that information, but it appears that the revenue trend has improved.

In other words, the revenue decline this quarter was made up of both a one-time step decline and the longer trend, with the trend at less than 6%. Further we have already experienced growth of revenue in Data, and Long Distance and in Special Access. And our influence is still to be reflected there because of the lead time on larger business sales and the delay in retail product redesign until November.

Of greater significance is our cash flow and Covenant EBITDA. At the back of the press release you'll see the Covenant EBITDA for the quarter was $175 million ahead of the guidance we gave during the road show, the analyst meetings, and the first quarter earnings call. As a result, cash generation is ahead of expectation and we have only used $46 million of the delay draw term loan as of June 30th.

But I do want to update our guidance that we've given on debt for year end 2008. Because of the change of cutover from September to November we will pay two additional TSA payments. And now we expect to use the entire Delay Draw Term Loan which is $200 million rather than the $175 million we had said and this will occur approximately at the end of this year, within a month or so after, depending on weather conditions.

Our Covenant status at June was as follows. Interest coverage is 3.95 times 'as reported' to the Bank Group, so, well ahead of the covenant of 2.5 times and the leverage was 3.2 times, very comfortably under the covenant of 5.5 times and suspension covenant of 5.0. And we have considerable cushion on restrictive payments already.

Let me walk you through the Covenant EBITDA reconciliation on the last page. If you will skip to that page, you will see that EBITDA for the quarter was $152 million. We have added back the non-operating, non-cash gains on interest rate swaps of $43 million -- or deducted, I should say. And we've added back the TSA fees of $49 million, as the TSA fees go away in November to be partially replaced by costs that we are ramping up now, and then we add back the non-cash OPEB of $7 million and the non-recurring one-time expenses of $10 million.

Just to give you some color there. That last number, the $10 million in one-time includes $3.6 million in brand establishment marketing, $2.7 million in training, and $1.5 million in recruiting fees. So that totals Covenant Adjusted EBITDA of $175 million. But before you start doing any run-rate assumptions on that, let me give you some color around that number.

Clearly, the success that we are having on Covenant EBITDA and cash flow is cost driven, as revenue is unquestionably a challenge. We did, as predicted, get the full benefit of the eliminated Verizon allocations. In addition, the inherited costs have come in lower than expected and we have been diligent on costs at Legacy as well.

Part of the savings are due to a slower ramp of the TSA replacement costs. So by November, that portion of the savings will have gone away. So while we are comfortably ahead of our full year pro forma Covenant EBITDA guidance of $610, to $620 million, I think the run rate in the fourth quarter will actually be within that range.

Until we get control of the business processes in November and determine the timing and the vector of the access line improvements we can't give guidance for 2009. However I can say that with capital expenditures dropping from $360 million this year on a full year pro forma basis to $190 million next year, we expect comfortably to be free cash flow positive in 2009.

Our first quarter after the merger has had both challenges and successes. I think you can read into the numbers that while we get ready to cut over from the TSA, our cash flow and financial position is ahead of where we expected. While we clearly need to improve the revenue metrics, but I can see three areas for optimism.

First, Special Access revenue was already growing in the second quarter and that is accelerating with some business sales successes that Gene has talked about. Secondly, costs are under control and in fact better than we budgeted. And although by year end they will be less favorable, they should still be advantageous enough to offset the revenue challenges.

And, finally, gross sales on the retail side, especially High Speed Data, indicate that we should be offsetting the competitive threat soon and of course we will now be rapidly expanding our marketing footprint with the new High Speed Data availability expanding extending into what I call the virgin territories. And so that is the big payoff of our broadband capital expenditure project.

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

Finally, I would like to say that I have enjoyed working with all of you, the shareholders, the portfolio managers and the analysts and of course Gene, and the great FairPoint team that Gene has developed and encouraged have been, as I like to say, brilliant. This is a hard-working bunch that is dedicated to the shareholders interest and are always professional and congenial as are those of you on the call.

My leaving is driven by desire to spend more time in Europe, especially with little Victor who is 3 and insists that I be there as a target for his voda pishtoli, which is Russian for "squirt gun".

It is not a reflection on FairPoint, and as this call is about FairPoint, not me, I will leave it at that and turn it over to Gene to close.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Thank you, John. Before I turn it over for Q&A, I want to say a word or two about John. As you know he is leaving next week to go to the Ukraine where he has previously worked, and all of you that met John and know John, we love his stories around here and many of you have heard them about the deals he has done in Eastern Europe, and his connections to Eastern Europe are just very, very deep.

His contributions over the past three years at FairPoint have been invaluable, but I have to tell you that it has really been over many years. This is the third time John has, I like to say, parachuted into FairPoint when I had something that I needed him to do. And he came in and happened to stay a little longer this time than he has the previous two times and ended up staying with us, I guess close to right at three years.

He has had a tremendous impact on our business. He has helped improve our capital structure and strengthened our balance sheet. He's helped engineer the largest and most important purely transformative transaction to date. And he's really provided a great financial platform for us to execute our long-term growth plan.

In addition to that, he's built a tremendously talented team. And some of you had worried about John leaving and you know, worrying so much about John leaving is almost like saying he hasn't done a great job building a team. The truth is he has built a great team and one of the reasons I'm so confident about where we are going to be while we're in the process of searching for a successor is the great team we have in place here.

I wish John was going to stay longer, but I absolutely understand his desire to go back to Europe and respect his wishes. I'm real excited for John because he will be able to do the kind of things he really loves doing and he's really good at, which is engineering and executing complex financial transactions with people who speak different languages, certainly from me and a lot of people like that.

We are very pleased that Lisa has agreed to serve as the acting CFO. She is an example of the great team that John has established here. She's been with FairPoint for a long, long time, 15 years back to the very early days.

She knows and has been involved in everything we've done at FairPoint. She's been involved in financial planning, budgeting, she's -- was the controller, has been controller for many years, chief operating officer of the Legacy operations, so she has very strong operating credentials, did a wonderful job last year running the business while we were concentrating on the transaction.

Lisa literally knows FairPoint. Lisa really is FairPoint. And I think that's really important and we are all excited about her and know she will do a great job in her role as Acting CFO.

I think I've said enough about all that. So let me open the floor to questions so, Operator, if you will get the queue up and going we will try to answer the questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Ana Goshko. Banc of America.

 Ana Goshko - Banc of America Securities - Analyst

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

 I just have a couple. First of all, John, on the adjusted EBITDA, you highlighted that there's part of the ramped up full force of cost on a stand-alone basis that aren't reflected.

So the way I thought about this in the past is really your Transition Services payments are about $49 million, $50 million a quarter and that is really what your stand-alone operating costs are going to be on a replacement basis. Where do you see the stand-alone cost coming in now? (multiple speakers)

 John Crowley - FairPoint Communications, Inc. - CFO

 Should I start answering or did you want to pile on with more questions? Okay?

 Ana Goshko - Banc of America Securities - Analyst

 No, no, no. That's fine.

 John Crowley - FairPoint Communications, Inc. - CFO

 You of course know the history of the synergies, but let me give you some background for everybody else on the call. The synergies are measured against the allocated charges that Verizon was making on Spinco the ILEC allocations were approximately $250 million under Verizon and those are the ones that got most of the attention, but there were also allocations on the non-reg business of about $120 million.

Those $370 million in allocations are gone. And we have now taken on about $170 million in new direct costs upon FairPoint, to replace the services that were being provided offshore so to speak by Verizon affiliates. And by the way, these are annual numbers.

In the interim, we are making the TSA payments as you said of $16.5 million a month for some of those services. Now on the face of it, that sounds like synergies much higher than we guided. I wouldn't even say the number because I don't want to be misquoted, but we can also track to 170 from 370.

That is not the permanent synergy number. We are still ramping up all of the replacement services and their costs and we will still add about $17 million per quarter or just under $70 million annualized to our cost structure. I think that is the answer to your question.

So in other words we are not still yet to add $49 million in cost. We have already added a lot. We've got about $17 million a quarter to add.

Now as I said earlier there are both permanent and temporary cost savings in the second quarter results. The temporary savings which is basically the fact that we haven't ramped up the full $17 million per quarter yet will dribble away each quarter until the end of the year. That is about $65 million, $70 million.

But the permanent savings of about $25 million to $30 million means that the savings will be more like $130 million relative to say the $110 million that we have been guiding. But it is important here not to raise expectations because those additional savings may be offset, essentially by revenue pressure. And that is why, while we are well ahead of our expectations for Covenant EBITDA, we still think that on a run rate in the fourth quarter we will be right on target.

 Ana Goshko - Banc of America Securities - Analyst

 Okay. So if I can just paraphrase, so it's about $17 million of quarterly expenses that still need to ramp up?

  John Crowley - FairPoint Communications, Inc. - CFO

 That's correct. But if you are trying to normalize the numbers, I mean you've got to take the EBITDA for the unadjusted EBITDA for the second quarter, you've got to take out the TSA expense. You've got to take out the one-time expense and then add in the $17 million a quarter and then of course now, obviously, the interest rates swap benefit is [now] in cash non-operating. So wipe that away.

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

 Ana Goshko - Banc of America Securities - Analyst

 Right. That's understood. Okay. Thanks. And then on the second is on the CapEx in the quarter. How much of that was really capitalized transition costs versus being real ongoing investments and assets?

 John Crowley - FairPoint Communications, Inc. - CFO

 I'm going to have to look that one up. Let me take a second here.

 Ana Goshko - Banc of America Securities - Analyst

 Okay and then my final question is I just want to get a sense of on the ground. I know there was a lot of negative advertising from I think largely cable competition during the process of when you were trying to get your regulatory approvals. And you know right before the merger closed, what is that like on the ground now? Has that let up since you actually closed the merger?

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Yes. Let me go ahead and answer that question first. The negative advertising has pretty much ended. We have not seen that since the deal was approved. The cable company, in the course of doing a lot of product advertising I would call it.

We have been doing a lot of brand advertising up to this point. We will begin product advertising very, very soon, but the negative advertising has really gone away. John?

 John Crowley - FairPoint Communications, Inc. - CFO

 We are looking that number up, Ana. So maybe we could go to the next question and I will correct the transcript at some point later on in the call? I can give you the number for the first half, but I don't think that's what you're really asking about.

Operator

 Jason Armstrong with Goldman Sachs.

 Jason Armstrong - Goldman Sachs - Analyst

 Good afternoon and first and foremost, John, thanks for all of your help over the past few years. So, a couple questions. I guess maybe just understanding the EBITDA guidance for the year. Sorry to hit this one again, but in sticking to the 610 to 620 range and if we look at what you guys have done in the first couple of quarters it's sort of adding up to at least on the adjusted (inaudible) the covenant based EBITDA [worth] 337.

And so to be at the midpoint of the yearly range you are sorted implying $139 million a quarter. I just want to understand if that is right.

And then, John, I know you said we are sorted on pace to be run rates at the 610 to 620 by the end of the year. Is that -- is the interpretation there that you take that number, divide by four and that is what you exit the year at for 4Q?

I'm just trying to understand how this all fits into the guidance. And then maybe second question just on the Liberty report, just seems like you've got incremental confidence in terms of what is coming out next week. And I just wonder what kind of updates you are getting from Liberty in between reports that gives you confidence that they are sort of on the same page you are and moving along this process (inaudible)?

 John Crowley - FairPoint Communications, Inc. - CFO

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

 Let me talk about the adjusted EBITDA for the remainder of the year first. You are quite right.

Essentially what we are expecting is, we've said all along, that we expect -- unfortunately we said it in John Crowley Fractured English -- but effectively what we were saying is that we expect a run rate this year of 610 to 620 for adjusted EBITDA. We are way ahead of that.

We will probably continue to be way ahead of that, but what I wanted to do is to give you folks a sense about as you say how do we finish the year? And in fact I think the run rates for the fourth quarter will be in the 610 to 620 range. And where we get there is basically we are going to continue to be ahead of expectation for the third quarter and, then, as the $17 million in quarterly operating costs ramp up that will put us into the 610, 620 range for the fourth quarter.

The implication of that is that we will, for the full year, we will actually be ahead of the number we had talked about. The reason I didn't say that in my prepared comments is, frankly, I'm not sure that is important. What you guys want to know is what do we look like in the fourth quarter? So your interpretation is correct.

Now let me just quickly say because while we were on the call, while we were chatting I got the information the capitalized portion of the OSS in the second quarter was $48.5 million.

That's the last answer to Ana's question and that with respect to the Liberty, Gene, I think, wants to talk about that.

  Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Yes. Liberty is very actively involved literally on this on a daily basis. And our -- many of our people are interacting with Liberty literally on a daily basis. Peter talks to Liberty very very often and he and I are now jointly having conversations face-to-face and by telephone at least every week with Liberty.

So what are -- we -- it's kind of interesting as [Chuck King] who is a consultant of (inaudible) projects said yesterday you're seeing the same reports every day that we see. (technical difficulty)

I literally talked to Liberty, to Chuck last night and he gave us an update of where we are right, now. So that's the basis for our optimism about where are today. And I can tell you we've made dramatic progress since the July report.

 Jason Armstrong - Goldman Sachs - Analyst

 So it seems like you're absolutely sync'ed up with the tracking mechanisms that they are using and the input process. The output and the conclusions that you are reaching are being more positive that sync up with them as well, he said you are in constant conversation with the body language and conversations with them are positive?

  Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Absolutely. I think, remember, it's a very complex project. I think our computer recently we are going to have something like 3 million man-hours in this project when it is completed. So it is a very very complex project with lots of moving pieces.

But we are really optimistic right now. And we have good reason to the so, I think.

Operator

 David Barden with Banc of America.

 David Barden - Banc of America Securities - Analyst

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

 Gene, I've got a couple questions if I could, just following up Gene on that question on the Liberty report. Obviously we are going to see that report next week. There's a lot of editorialization in the last report and characterizations.

You guys have been consistently optimistic. So I guess I just wanted to kind of you guys had a talk with him yesterday so I guess if you had the opportunity to set expectations for the market about the editorial commentary that is going to be in this report -- which would have to the very different from the editorial comments that were in the report a month ago -- in anticipation of being ready to cut over and show data to these guys in three weeks, I just want to make sure I'm crystal clear what message you want to send about where that report you think will come out?

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 First of all, I think the report will speak for itself next week. And I don't want to characterize exactly what they will say, because after all they are third party consultants. They are hired only to be third parties on this.

But I think it's very likely that they are going to say that we made substantial progress. I think it is very likely to say that this is a complex project with many moving pieces and but that -- I think there's going to be more positive tone about the ability to cutover on that date then there was in the last report.

I think they're likely -- I would assume they're likely to report back on some positive things that they've seen happen, both in the Company and also with what some of the third parties involved in this. For instance, there's been significant improvement -- movement on 911. Number of things [have happened].

I think you're likely to see them comment on many of those things. I have no idea what their final conclusion will be. I would not be surprised to see them use language like "cautiously optimistic".

They actually use that language in a conversation I had with them. So I don't know exactly what their final conclusion will be, but I think if you read carefully you'll see that there's dramatic, dramatic improvement since last time.

 David Barden - Banc of America Securities - Analyst

 If I could just ask two more questions. The second one would be in case -- just in case for instance, the report was borderline, it was a judgment call and it was kind of then really in the regulators' hands to make a decision, are you starting now? Or have you been engaged in process with the regulators to keep them in the loop as well and in case that this report turns out to be not definitive in September but also not necessarily negative, do you have you think some traction with these guys to make it happen?

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Remember that the report that's coming next week is an interim report. The important report is the one that comes out in September. It will come out again around the first, second -- early in the second week of September.

And I met personally with regulators in all three states over the last two weeks. Talked about the timing of the hearings that they will hold.

It's very likely that what will happen will be the hearings will be held at the very end of the month of September. They will move as late as they can possibly move them given their calendars. As you know there's a (inaudible) in there spent a lot of time on that right now, but as near to the end of the month as they can possibly move them.

Liberty will essentially update their report in the form of testimony in those hearings. Other people will have a chance to comment in those hearings and of course we'll have a chance to comment in those hearings.

So I will tell you that the regulators are being extremely reasonable in their approach on this. They are being extremely helpful in their approach on this and I think we are working very closely with them.

I think Peter wants to add something to that as well. So, Peter?

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

 Peter Nixon - FairPoint Communications, Inc. - President

 If I could, David, there is a formal meeting each month with Vermont where we go up there and update them on the status of the cutover and the integration. We also have month -- at least monthly meetings in Maine that are scheduled where different members of the staff meet with different members of FairPoint.

And then we also meet a little bit more on an ad hoc basis in New Hampshire, but we work very hard to make sure that they are current, aware of what we're doing. And we make sure that they meet with a FairPoint team to do that.

 David Barden - Banc of America Securities - Analyst

 That's good. Thank you. I guess, Gene, my last question is you know on a lot of these calls that we've had to this point in time there's been a lot of people asking about mergers and acquisitions, and what would you like to buy and what are the criteria.

I think you guys have already done the big, acquisition. And now I think the question is -- and it's been asked before is -- you know what your thought process is, your attitude on potential divestitures, of maybe some of Legacy FairPoint properties.

If there are companies out there that are looking for acquisitions, tuck-ins and things like that, should they be phoning up FairPoint to talk?

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Now you've moved into the other side of the house it sounds like. (multiple speakers) side of the house. You set me up pretty good for that one. I don't -- I don't know to be honest with you.

The truth is that we are so focused on this acquisition. This is a very complex integration, and we are working really hard on it, and we are working really hard on running the business. So we are not focusing much on that side right now.

At some point we will spend some time thinking about that. We certainly are not focused on acquisitions on the divestiture side.

There's two problems. One is we are very, very busy. The other is that it's a very difficult financial marketplace to raise the money. So I would say that we are not heavily focused on that.

If someone -- you've heard me say this many many times if you've ever been on one of our phone calls. If someone calls me and they think our assets are worth more than we think our assets are worth, we will be glad to sit down with them and do a deal with them if they have real green folding money. But we have nothing in the pipeline on that right now, I can tell you.

 David Barden - Banc of America Securities - Analyst

 All right. Thank you very much.

Operator

 Fla Lewis from Weybosset Research.

 Fla Lewis - Weybosset Research & Management - Analyst

 You've answered most of my questions, but as long as I'm on here tell us about the dividend.

 John Crowley - FairPoint Communications, Inc. - CFO

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

 The dividend of course, as you know, is $1.03 and with the updated guidance that we gave early, we have a really substantial cushion, both in terms of all of the covenants related to the dividend and also in terms of the big buildup of the cushion on the restricted payment. So we like dividends.

 Fla Lewis  - Weybosset Research & Management - Analyst

 So do we. Thank you.

Operator

 Hale Holden with Barclays Capital.

 Hale Holden - Barclays Capital - Analyst

 Pretty quickly, the first one is Comcast and Time Warner have been pretty vocal that they're selling non-core cable systems. Have you heard or is there a chance that some of those systems are in your footprint?

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 The only -- we know that Comcast is selling some properties in the Maine footprint. We think it's very likely that Time Warner would be the logical acquirer of those, but we do know there's a few small systems in the Maine footprint that they are selling.

 Hale Holden - Barclays Capital - Analyst

 Thanks and the second question is more big picture. I was looking at the DSL growth in the New England properties. And I know that you can't go off the Verizon marketing plan, and that makes it difficult.

But what makes you think that there's a large pool of people there that don't have access to broadband that want it? I guess what I'm asking is is there a possibility that you are too late to the market?

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 No, I don't think so. I think there's lots of opportunities. We are seeing that. We are actually starting to see some win backs now that are pretty impressive.

So we don't think we are too late to the market. Also remember this. That a large part of the market has no DSL at all available to it or broadband of any kind available to it. And as we build that out, we will be early to market there because there's no competition.

We are -- but we do not think we are too late to the market. And we think that we are going to have some pretty exciting offerings coming down the pike fairly soon that will make a real difference here.

 Hale Holden - Barclays Capital - Analyst

 I guess I have one follow-up, if you could just walk us through how you think the economic conditions in Vermont, Maine, and New Hampshire are doing relative, maybe, to what you're seeing other places?

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

 Yes. John may or Peter might want to chime in on this if they have a different view of this, but my sense is that it's certainly -- we are not seeing positions any worse there than anywhere else in our operation. If you look at based on non-paid disconnects we are not seeing that ticked in non-paid disconnects.

That market has certainly not grown, it's not what you call a robust growing marketplace. But people have the same problems they do other places, but we are not seeing any unusual negative activity outthink from an economic standpoint.
And we have been -- I wouldn't say surprised. But we've been very pleased with what we've seen there in that regard.

 John Crowley - FairPoint Communications, Inc. - CFO

 I would point to a couple of things. First of all we are getting Special Access revenue growth. As Gene said we're getting great sales results on the business side up there. And I don't have the stats in front of me but I believe the population of New Hampshire is still growing.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 There's inward movement actually in all three of those states where there's not as much in Vermont but a slight increase in inward movement, compared to the other states in the Northeastern region that have that outward migration. So that's a true statement.

 Hale Holden - Barclays Capital - Analyst

 Thank you. Appreciate it.

Operator

 Ana Goshko. Banc of America.

 Ana Goshko - Banc of America Securities - Analyst

 I was already taken care of, thank you very much.

Operator

 David Sharret with Lehman Brothers.

 David Sharret - Lehman Brothers - Analyst

 Good afternoon. If I can ask, John, you went through -- it was very helpful to walk through current Covenant and EBITDA through to the fourth quarter run rate. I know it's sort of tough to give real view into 2009 given there are a lot of moving pieces and a lot of unknowns. But I just wanted to get the sense that we go from kind of this 610 to 620 into '09, maybe some items that you are aware of and we should be aware of that you've been so helpful with in getting us through this 610 to 620.

As you get into '09 is there something we should expect in terms of a marketing budget or other additional cost items as you are fully up and running on the new systems in 2009? And or maybe some cost savings we should know about? I realize to get into a full number and some of the revenue trends a little bit more difficult but again, it's been helpful in terms of CapEx this year and next? Maybe on the OpEx side, there are things we should know about?

 John Crowley - FairPoint Communications, Inc. - CFO

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

 I think we've now gone three earnings calls for three where the operator has botched up your surname. It's David Sharret. Let me say this I -- you obviously know I will be leaving soon. I do not want to put anyone in a position next year to be accountable for something I've said.

I think what we've said for the fourth quarter in terms of our expectations for operating costs is a number that will roll into '09 without much changes. We've said all along that we anticipate that increased operating costs, for example for union wage increases and things like that are likely to be so offset by attrition.
So I wouldn't -- I would not expect any improvement in operating cost in '09. Now there may be some. And those are the famous round two and round three cost savings.

The round two cost savings are the cost savings that we might identify in the inherited costs. And what we've said is that until we lock down the business processes we are not going to make, even internally, we are not going to try and make any assumptions about that. And we have said we definitely wouldn't talk about them and they wouldn't be visible to you until the first quarter.

And then in terms of the round three cost savings, that's the cost savings that would come from converting the Legacy FairPoint systems onto the operational support systems that we are currently completing for northern New England. There are savings there, but again we have no timetable for that and we haven't put a number on it.

I mean, I think just knowing what our cost structure is for next year and being confident about that is a very important step for the shareholders to know. What will -- what may happen to the revenues next year? We don't know. We just can't predict that right now.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 I can add a slight bit more color on that and that is that during the fourth quarter of this year and the first quarter of next year, we will have what I like to call a bubble workforce.

We will have the highest employment levels in the Company probably that we will see during that period of time simply because we know that there will be increased numbers of calls and all kinds of issues like that. So I think you can see that the guidance in the numbers that John has given you, we hope to then start looking hard at our operational efficiencies some time likely during the second quarter of next year.

So remember that -- just put that in the back of your mind, that during the next two quarters you expect to see -- or next three quarters really, last two quarters this year, first quarter of next year cost ramp up as we go through this bubble while we cutover and deal with issues at cutover. And then that that will start decreasing again.

 David Sharret - Lehman Brothers - Analyst

 Within this 610 to 620 it's sort of the peak of that bubble of expenses you are saying?

 John Crowley - FairPoint Communications, Inc. - CFO

 That's right. The fourth quarter expenses we expect will not be -- will be relatively flat going into next year. It may actually come down.

 David Sharret - Lehman Brothers - Analyst

 Thank you.

Operator

 Tom Seitz with Lehman Brothers.

 Tom Seitz - Lehman Brothers - Analyst

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

 I would also like to echo thanks to John for all the help over the last couple of years.

Couple of questions. You've touched on this but can you talk more specifically about the small business environment.

Specifically, the RBOCs have noted weakness in that segment and I guess can you talk about the competitive dynamic right now and what you expect it to be going into next year? Are the cable companies already established small business players or is that still to come?

And then, secondly, without giving away your marketing plans can you give us some idea what you expect to happen on the magical date of November 30th? I mean are you good to go at that point or do you need staff training for some point of time on live systems before you roll out significant marketing programs?

I mean I don't expect you to be super specific and tip your hand, but just any sort of guidance on that would be great.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 Yes. What was the first question (multiple speakers)

 John Crowley - FairPoint Communications, Inc. - CFO

 While Gene is organizing his marketing (inaudible) let me just mention that I mean just as a sort of simple kind of ham-fisted measurement of the small business environment up there, our small business receivables are trending better. They are improving. So I'll let Gene talk about the sell side of (multiple speakers)

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 What we're seeing in the fall business competition from the cable companies is literally in the last month or so they really ramped up their advertising going after small businesses. We actually are responding to that quite effectively and I think we will be able to do a pretty good job.

So it's not like the cattle are not out of the barn yet, the barn door just kind of opened up a little bit. We've got a chance to really do a terrific job with small businesses. So that's kind of the answer to the first question.

The answer to the second question about our marketing plans --.

 Tom Seitz - Lehman Brothers - Analyst

 Not necessarily marketing, but you know just (multiple speakers). Yes.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 No, we don't think there's going to be a whole lot of ramp time. What's happening is the employees literally will start training, literally in September will begin the training process.

When we cutover, everybody will be trained on the new systems. We expect the typical issues when you are first using a new system and the only customers and all that. And that is why we are going to have the bubble workforce. We are going to have a bubble supervisory force on hand. A bubble training force on hand and so on to deal with all this kind of issues.

The marketing plans will rollout with new promotions and so on. And the systems should handle those quite well.

Everybody is excited and chomping at the bits and waiting for the opportunity to change pricing and marketing plans and so on. We actually will be doing some interesting things over the next few months. Hopefully we can talk about that maybe on the next call.

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

But we are not waiting till cutover. There are some things we can do now and we will be doing those over the next few months. Is that helpful?

 Tom Seitz - Lehman Brothers - Analyst

 Okay. Great. Yes, that is, thank you very much.

 John Crowley  - FairPoint Communications, Inc. - CFO

 Thanks for your kind words.

Operator

 There are no further questions at this time.

 Gene Johnson - FairPoint Communications, Inc. - Chairman and CEO

 We will give it one second to see if anybody else gets in the queue and if they don't -- Tom, do you see anybody getting in the queue. Well, I don't see anyone else jumping in the queue. It's late, I know everybody wants to go to their desks and write something about this. So thank you all very much for participating in this.

We hope we've been able to add a little more clarity than maybe than in the past even. We think we actually have a lot more clarity than in the past and I think as time goes on, we will tend to have even more clarity.

So as always we are available to answer your questions, Lisa, and -- Lisa and Brett and John are available to answer your questions as I am so we will be glad to do that. We look forward to working to you.

Thank you for all of your kind words about John and we are going to all miss him. And we look forward to talking to you again very soon. Thank you very much.

Operator

 Ladies and gentlemen, this concludes today's conference. You may now disconnect your lines.

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Final Transcript
Aug. 07. 2008 / 5:00PM ET, FRP - Q2 2008 FairPoint Communications, Inc. Earnings Conference Call

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